                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by Registrant / x /

Filed by a Party other than the Registrant /   /

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       Nobel Learning Communities, Inc.
                 (Name of Registrant As Specified in Charter)


 (Name of Person(s) Filing the Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    1) Title of each class of securities to which transaction applies:
                  N/A

    2) Aggregate number of securities to which transaction applies:
                  N/A

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  N/A

    4) Proposed maximum aggregate value of transaction:
                  N/A

    5) Total fee paid:
                  N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
                  N/A

    2)  Form, Schedule, or Registration Statement No.:
                  N/A

    3)  Filing party:
                  N/A

    4)  Date filed:
                  N/A

                                    [LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 18, 1999



To the Stockholders:

  The 1999 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held at 10:00 a.m. on November 18, 1999 at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355 (telephone: (610) 296-9800)) for the following purposes:

1. To elect three directors to serve for a three-year term.

2. To ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent auditors for fiscal year ended June 30, 2000.

3. To consider and vote on a proposal to amend the 1995 Stock Incentive Plan (a) to increase the aggregate number of shares of the Company's Common Stock which may be subject to awards under such Plan, (b) to increase the number of shares subject to an option which a participant may receive in any year and
   (c) to increase the number of shares subject to options which is granted annually to each nonemployee director and to modify the conditions to such grant.

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

   Only stockholders of record at the close of business on September 24, 1999 will be entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

   Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

   All stockholders are cordially invited to attend the Meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Meeting may vote in person even if he or she returned a proxy.

                                 Sincerely,


                                 /s/Yvonne DeAngelo
                                 Yvonne DeAngelo
                                 Vice President - Finance and
                                 Administration and Secretary
Media, PA
October 7, 1999

                                   CONTENTS

Solicitation of Proxy, Revocability and Voting.........................  1

Security Ownership.....................................................  3

Proposal 1:  Election of Directors.....................................  7

Proposal 2:  Ratification of Appointment of Independent Accountants.... 11

Proposal 3:  Amendment to 1995 Stock Incentive Plan.................... 12

Executive Compensation................................................. 18

Stock Performance...................................................... 25

Compliance with Section 16(a) of the Securities Exchange Act of 1934... 27

Certain Relationships and Related Transactions......................... 27

General Information.................................................... 28

Deadline for Receipt of Stockholder Proposals.......................... 28

                       NOBEL LEARNING COMMUNITIES, INC.

                                PROXY STATEMENT



                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held on November 18, 1999. Only stockholders of record on September 24, 1999 will be entitled to notice of, and to vote at, the Meeting. Each share of common stock ("Common Stock") outstanding on the record date is entitled to one vote on each matter to be considered; and each share of preferred stock ("Preferred Stock") is entitled to the number of votes on each matter to be considered equal to the number of full shares of Common Stock into which such share of Preferred Stock is convertible (calculated by rounding any fractional share down to the nearest whole number). As of the record date of the meeting, each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock was convertible into .2940, 0.25 and 0.25 shares of Common Stock, respectively. On September 16, 1999, the Company had 5,921,365 shares of Common Stock, 1,028,694 shares of Series A Preferred Stock, 2,500,000 shares of Series C Preferred Stock and 1,063,830 shares of Series D Preferred Stock issued and outstanding.

  The Company's principal executive offices are located at Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is October 7, 1999.

QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the votes represented by the Common Stock and Preferred Stock is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock and the Preferred Stock vote together, and not as a separate class, on all matters to be submitted to stockholders at the Meeting. The election of directors will be determined by a plurality vote and the three nominees receiving the most "FOR" votes will be elected. Approval of the proposals to ratify the selection of auditors and to approve amendments to the Company's 1995 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the votes represented by the shares of the Company's Common Stock and Preferred Stock present at the Meeting in person or by proxy and entitled to vote. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any "broker nonvotes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum. Other than with respect to the election of directors, all other matters that come before the Meeting require an approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote. Accordingly, broker non-votes will have no effect on the outcome of the proposals to ratify the selection of auditors and to approve the amendments to the 1995 Stock Incentive Plan.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date.
It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees and in favor of Proposals 2 and 3.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy, and any additional material which may be furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Stocktrans, Inc., the transfer agent for the Company's Common Stock and Preferred Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay Stocktrans approximately $5,000 for these services.

                              SECURITY OWNERSHIP

Common Stock

  The following table shows information concerning the beneficial ownership of the Company's Common Stock as of August 5, 1999 by each director, by each executive officer named in the Summary Compensation Table appearing elsewhere in this proxy statement, by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of August 5, 1999 through the exercise of any stock option or right or conversion of any convertible security or otherwise. As of August 5, 1999, the only persons or group of persons known to the Company as beneficially owning more than 5% of the outstanding Common Stock of the Company were the following: A. J. Clegg; Allied Capital Corporation and its affiliates; Edison Venture Fund II, L.P.; Gintel Asset Management, Inc.; and KU Learning, L.L.C. The address of each such holder of more than 5% of the outstanding Common Stock is set forth in the footnote relating to its holdings.


                                   Number of Shares         Percent
                                   of Common Stock            of
Name of Beneficial Owner          Beneficially Owned        Class (1)
------------------------          ------------------        ---------
A. J. Clegg                           594,573  (2)            9.50%
Edward H. Chambers                     23,230  (3)             *
John R. Frock                          63,094  (4)             *
Peter H. Havens                        13,109  (5)             *
Eugene Monaco                           3,500  (6)             *
Pamela S. Lewis                             0                  *
William L. Walton                   1,107,256  (7)           15.76%
Robert Zobel                            8,704  (8)             *
William E. Bailey                      14,400  (9)             *
B. Robin Eglin                         21,967 (10)             *
Barry S. Swirsky                       19,358 (11)             *
Allied Capital Corporation          1,106,256 (12)           15.74%
Edison Venture Fund II, L.P.          654,032 (13)            9.98%
Gintel Asset Management, Inc.         492,500 (14)            8.32%
KU Learning, L.L.C.                 1,283,500 (15)           21.68%
All directors and executive           787,243 (16)           12.42%
 officers as a group
 (14 persons)


*  Less than 1%.                                   [See notes on following page]

(1) The percentages of class set forth in the table reflect the percentage of outstanding Common Stock currently owned by each holder listed and the percentage of outstanding Common Stock which would be owned by each such holder giving effect to the conversion of all shares of Preferred Stock and exercise of all options and warrants held by such holder, but not to such conversion or exercise by any other person.

(2) Consists of 254,887 shares of Common Stock currently outstanding, 140,385 shares issuable upon conversion of the Company's Series A Preferred Stock, 100,806 shares issuable upon conversion of the Company's Series C Preferred Stock, 20,161 shares issuable upon the exercise of warrants and 78,333 issuable upon exercise of currently exercisable stock options. Of the 254,887 shares of Common Stock currently outstanding, Mr. Clegg's beneficial owner of 66,572 shares arises by virtue of his right to vote shares held of record by his children and of 5,500 shares arises by virtue of ownership of shares of record by his spouse. Does not include shares owned by Mr. Clegg's adult children with respect to which he has no voting rights, as to which he disclaims beneficial ownership. A. J. Clegg's address is c/o Nobel Learning Communities, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063.

(3) Consists of 10,250 shares of Common Stock which Mr. Chambers has the right to purchase upon the exercise of currently exercisable options, 1,470 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock, and 11,510 shares of Common Stock held by Mr. Chambers.

(4) Consists of 30,894 shares of Common Stock which Mr. Frock has the right to purchase upon the exercise of currently exercisable options, 14,700 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock and 17,500 shares of Common Stock held by Mr. Frock.

(5) Consists of 7,750 shares of Common Stock which Mr. Havens has the right to purchase upon the exercise of currently exercisable options, 3,234 shares of Common Stock issuable upon the conversion of the Company's Series A Preferred Stock, and 2,125 shares of Common Stock held by Mr. Havens.

(6) Consists of 500 shares of Common Stock which Mr. Monaco has the right to purchase upon the exercise of currently exercisable options and 3,000 shares of Common Stock held by Mr. Monaco.

(7) Mr. Walton owns 1,000 shares of Common Stock directly. By virtue of his position as Chief Executive Officer of Allied Capital Corporation, Mr. Walton may under the SEC's rules also be deemed a beneficial owner of the shares owned by Allied Capital Corporation and its affiliates (see footnote
     12). Accordingly, these shares are also reflected in the table as shares beneficially owned by Mr. Walton. Mr. Walton disclaims beneficial ownership of such shares.

(8) Consists of 4,000 shares of Common Stock held by Mr. Zobel and 4,704 shares of Common Stock issuable upon the conversion of shares of the Company's Series A Preferred Stock held by a partnership of which Mr. Zobel is general partner. Does not include 1,000 shares of Common Stock held in a custodian account for Mr. Zobel's children, of which Mr. Zobel's wife is custodian, as to which Mr. Zobel disclaims beneficial ownership.

(9) Consists of 10,000 shares of Common Stock which Mr. Bailey has the right to purchase upon the exercise of currently exercisable options and 4,400 shares of Common Stock held by Mr. Bailey.

(10) Consists of 20,967 shares of Common Stock which Mr. Eglin has the right to purchase upon the exercise of currently exercisable options and 1,000 shares of Common Stock held by Mr. Eglin.

(11) Consists of 19,058 shares of Common Stock which Mr. Swirsky has the right to purchase upon the exercise of currently exercisable options and 300 shares of Common Stock held by Mr. Swirsky.

(12) Consists of 265,958 shares of Common Stock issuable upon the conversion of the Company's Series D Preferred Stock and 840,298 issuable upon the exercise of warrants held by Allied Capital Corporation and Allied Investment Corporation. Allied Capital Corporation and its affiliates have their principal executive offices at 1666 K St., N.W., Suite 901, Washington, DC 20006.

(13) Based on information most recently reported to the Company. Consists of 104,839 shares of Common Stock which Edison Venture Fund II, L.P. has the right to purchase upon the exercise of warrants, 524,193 shares of Common Stock issuable upon the conversion of the Company's Series C Preferred Stock, and 25,000 shares of Common Stock held by the Edison Venture Fund II, L.P. Edison Venture Fund II, L.P. has its principal executive office at 997 Lenox Drive #3, Lawrenceville, New Jersey 08648.

(14) Based on a Schedule 13G filed with the SEC on February 3, 1998. Gintel Asset Management is the investment advisor to various investors and, pursuant to contractual relationships with such investors, has the right to vote and dispose of these shares. Robert M. Gintel, is Chief Executive Officer and 100% shareholder of Gintel Asset Management, Inc., whose business address is 6 Greenwich Office Park, Greenwich, CT 06831.

(15) Based on a Schedule 13D filed with the SEC on January 16, 1998 and amended June 2, 1998. Shares are beneficially owned by KU Learning, L.L.C. and its affiliates. The business address of such persons is 844 Moraga Drive, Los Angeles, CA 90049.

(16) Consists of shares shown as beneficially held by all natural persons in this table, and an additional 475 shares owned by executive officers (4) not named in the table and 24,833 shares of Common Stock which such executive officers have the right to purchase upon the exercise of currently exercisable options.

Preferred Stock

     The following table shows information concerning the beneficial ownership of the Company's Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as of August 5, 1999 by each director, by each executive officer named in the Summary Compensation Table appearing elsewhere in this proxy statement, by all directors and executive officers as a group and by each person who is known to the Company to be the beneficial owner of more than 5% of any series of Preferred Stock. Directors and executive officers omitted from a section of the following table do not beneficially own any shares of the series of Preferred Stock to which such section relates.


                                                      Number of Shares
  Name of                                           of Preferred Stock       Percent
 Security         Name of Beneficial Owner (1)      Beneficially Owned      of Class
------------------------------------------------------------------------------------
Series A      Edward H. Chambers                           5,000            0.49%
Preferred     A. J. Clegg                                477,500           46.42%
Stock         John R. Frock                               50,000            4.86%
              Peter H. Havens                             11,000            1.07%
              Emanuel Shemin                             101,487            9.87%
              Robert Zobel                                16,000 (2)        1.56%
              All directors and executive officers       559,500           54.39%
                 as a group (15 persons)
------------------------------------------------------------------------------------
Series C      A. J. Clegg                                403,226           16.13%
Preferred     Edison Venture Fund II, L.P.             2,096,774           83.87%
Stock         All directors and executive officers     2,500,000          100.00%
                 as a group (15 persons)
------------------------------------------------------------------------------------
Series D      Allied Capital Corporation               1,063,830 (3)      100.00%
Preferred     William L. Walton                        1,063,830 (3)      100.00%
Stock         All directors and executive officers     1,063,830 (3)      100.00%
                 as a group (15 persons)
------------------------------------------------------------------------------------


 (1) As reflected on the records of the Company's transfer agent, Mr. Shemin's address is 800 South Ocean Blvd. LPH4, Boca Raton, FL 33432. Mr. Clegg's address is c/o Nobel Learning Communities, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063. Edison Venture Fund II, L.P. has its principal executive office at 997 Lenox Drive #3, Lawrenceville, New Jersey 08648. Allied Capital Corporation and affiliates have their principal executive offices at 1666 K St., N.W., Suite 901, Washington, DC 20006.

 (2) By partnership of which Mr. Zobel is a general partner.

 (3) Shares are owned by Allied Capital Corporation and Allied Investment Corporation. Mr. Walton, a director of the Company, is Chief Executive Officer of Allied Capital Corporation. By virtue of his position as Chief Executive Officer, Mr. Walton may under the SEC's rules also be deemed a beneficial owner of the shares owned by Allied Capital Corporation and its affiliates. (These shares are also included in shares reflected as owned by Mr. Walton in the table.) Mr. Walton disclaims beneficial ownership of such shares.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

                            (Item 1 on Proxy Card)

NOMINEES

  At the Meeting, three directors are to be elected to serve for a three year term and until their successors have been duly elected and qualified. The entire Board of Directors consists of eight persons. Each nominee is currently a director. Directors will be elected by a plurality of the shares present and voting at the meeting. If so authorized, the persons named in the accompanying proxy card intend to vote for the election of each nominee. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any of the nominees are not available to serve at the time of the Meeting, the persons named in the proxies may vote the proxies for such other persons as they may choose unless the Board of Directors reduces the number of directors to be elected.

  The names of the nominees and the continuing directors, and certain information about them, are set forth below:

       Name of Nominee                                                     Director
       or Director          Age  Principal Occupation                      Since
-----------------------------------------------------------------------------------
Nominees for a term expiring in 2001 (Class III Directors):
       Edward Chambers       62  Executive Vice President - Finance and        1988
                                 Administration of Wawa, Inc.

       A. J. Clegg           60  Chairman of Board of Directors and            1992
                                 Chief Executive Officer of the Company

       Peter H. Havens       45  Chairman of Baldwin Management, LLC           1991

Continuing Directors with a term expiring in 2000 (Class I Directors):

       John R. Frock         56  Executive Vice President - Corporate          1992
                                 Development and Assistant Secretary of
                                 the Company

       Eugene G. Monaco      71  Judge, Delaware County Court (retired)        1995

       Robert Zobel          51  Chief Financial Officer of Mars, Inc.         1998

Continuting Director with a term expiring in 2001 (Class II Directors):

       Pamela S. Lewis       42  Professor of Management and Dean of the       1999
                                 LeBow College of Business at Drexel
                                 University

       William L. Walton     49  Chairman, President and Chief Executive       1998
                                 Officer of Allied Capital Corporation

  The following description contains certain information concerning the nominees, including current positions and principal occupations during the past five years.

  Edward H. Chambers. Mr. Chambers has served as Executive Vice President - Finance and Administration of Wawa, Inc. since March 1988. During the period April 1984 through March 1988, he served as President and Chief Executive Officer, and as a director, of Northern Lites, Ltd., an owner and operator of quick-service restaurants operating pursuant to a franchise from D'Lites of America, Inc. From 1982 to July 1984, Mr. Chambers was President - Retail Operations of Kentucky Fried Chicken Corp., a franchiser of quick-service restaurants. He is also a director of Riddle Memorial Hospital.

  A.J. Clegg. Mr. Clegg was named Chairman of the Board and Chief Executive Officer of the Company on May 29, 1992. Since 1989, Mr. Clegg has also served on the Advisory Board of Drexel University and, in 1996, was named as a member of the Board of Trustees of Drexel University. Since June 1990, Mr. Clegg has also served as the Chairman and CEO of JBS Investment Banking, Ltd., which provided investment management and consulting services to businesses, including the Company. In 1979, he formed Empery Corporation, an operator of businesses in the cable television and printing industries, and held the offices of Chairman, President and CEO during his tenure (1979-1993). In addition, Mr. Clegg served as Chairman and CEO of TVC, Inc. (1983-1993), a distributor of cable television components; and Design Mark Industries (1988-1993), a manufacturer of electronic senswitches. Mr. Clegg has also served on the board of directors of Ferguson International Holdings, PLC, a United Kingdom company, from March 1990 to April 1991; and was Chairman and CEO of Globe Ticket and Label Company from December 1984 to February 1991.

  John R. Frock. Mr. Frock was named Executive Vice President - Corporate Development on August 1, 1994. Mr. Frock was elected to the Board of Directors of the Company on May 29, 1992. From 1992 to 1995, Mr. Frock was the President and Chief Operating Officer of JBS Investment Banking, Ltd., which provided investment management and consulting services to businesses (which included the Company). Mr. Frock served as the Chairman and Chief Executive Officer of Avant Guarde Enterprises, Ltd. from March 1992 through August 1996. Prior to that, Mr. Frock was President and Chief Operating Officer of SBF Communications Graphics, a business forms printer located in Philadelphia, PA; President of Globe Ticket and Label Company; and President of the Graphics Group of Empery Corporation.

  Peter H. Havens. Mr. Havens is Chairman of Baldwin Management, LLC, an investment management concern. Previously, he was the Executive Vice President of Bryn Mawr Bank Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also Chairman of the Board of Directors of Petroferm, Inc. and a director of Independence Seaport Museum, Lankenau Hospital Foundation and Ursinus College.

  Pamela S. Lewis. Dr. Lewis has been Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University since June 1997. From 1987 to 1997, Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis also serves on the board of directors of C & D Technologies, Inc., Charming Shoppes, Inc., Transitional Work Corporation, Inc. and the Pennsylvania Economy League.

  Eugene G. Monaco. Mr. Monaco has both a J.D. from Temple Law School and M.S. in Mechanical Engineering from the University of Delaware and, from January 1, 1990 until his retirement in late 1995, served as a Judge for the Delaware County District Court. He also served as an Instructor in Kinematics and Dynamics at Drexel University, a Lecturer in child abuse at Penn State University, and was the Chief Negotiator for the Rose Tree Media School Board. He also served as Assistant District Attorney in Media, Pennsylvania and Engineering Negotiator for Westinghouse Electric for 32 years.

  William L. Walton. Mr. Walton has been President, Chairman and Chief Executive Officer of Allied Capital Corporation since 1997 and is Chairman of Business Mortgage Investors, Inc. Mr. Walton was chief executive officer of Success Lab, Inc., which engages in children's educational services, from 1993 to 1996; chief executive officer of Language Odyssey, which engages in educational publishing and services from 1992 to 1996; and managing director of Butler Capital Corporation from 1987 to 1991.

  Robert Zobel. Mr. Zobel has been Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of MARS, Inc. since February 1996. From 1974 through February 1996, Mr. Zobel was associated with Deloitte & Touche LLP (formerly Touche Ross & Co.) as an employee and since September 1981 as a partner. Mr. Zobel earned a B.A. degree from Claremont McKenna College, a J.D. degree from Willamette University College of law and a LLM degree in tax from Boston University.

  William L. Walton serves on the Board as the designee of Allied Capital Corporation, the holder of all of the Series D Convertible Preferred Stock, a $10,000,000 subordinated promissory note and warrants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held a total of four meetings during the fiscal year ended June 30, 1999. In addition, the Board of Directors adopted resolutions by unanimous consent two times during the 1999 fiscal year. Each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board and Board Committees of which he or she was a member during the 1999 fiscal year.

  The Board of Directors has an Audit Committee and a Compensation Committee.

  The Audit Committee of the Board of Directors presently consists of Mr. Chambers (Chairman) and Mr. Havens. It held five meetings during the 1999 fiscal year. The Audit Committee recommends the engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board of Directors presently consists of Mr. Chambers (Chairman), Mr. Walton and Mr. Zobel. The Committee reviews and recommends compensation and compensation changes for executives of the Company and the Board of Directors and administers the Company's stock option and stock grant plans. The Committee met four times during the 1999 fiscal year.

COMPENSATION OF DIRECTORS

  The Company pays directors an annual retainer of $10,000 (except directors who are also employees of the Company, who receive $6,000), which is paid quarterly, and pays members of committees of the Board $750 per meeting for each committee meeting attended. (Executive officers' compensation reported in the Summary Compensation Table does not include these fees.)

          The Company's 1995 Stock Incentive Plan, as amended, provides that as of the date 90 days following the closing of each fiscal year that the Plan is in effect, each individual serving as a director of the Company who is not an officer or employee of the Company will be granted a nonqualified stock option to purchase 2,000 shares of Common Stock if the individual served as a director for the entire fiscal year then ended and the Company's pre-tax income for such fiscal year increased at least 20% from the prior fiscal year. Pursuant to the Plan, Messrs. Chambers, Havens and Monaco will receive an option to purchase 2,000 shares of Common Stock on September 28, 1999. No options were granted for Fiscal 1997 or Fiscal 1998. If Proposal 3 is adopted, (a) commencing with awards following the close of the fiscal year ending June 30, 2000, the number of shares subject to a nonqualified stock option to be granted annually would increase to 5,000 and (b) commencing with the fiscal year ended June 30, 1999, if a individual has served as a director for a portion, but not all, of a fiscal year, such individual will receive a nonqualified stock option grant with respect to that fiscal year pro rata based on the portion of the fiscal year that he did serve. Accordingly, if Proposal 3 is adopted, Mr. Walton will receive an option to purchase 1,227 shares of Common Stock and Mr. Zobel will receive an option to purchase 1,561 shares of Common Stock. Such option grants would be effective immediately following stockholder approval.

                                  PROPOSAL 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                            (Item 2 on Proxy Card)

   The Board of Directors has selected PricewaterhouseCoopers L.L.P., independent accountants, to audit the consolidated financial statements of the Company for its 2000 fiscal year and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify this appointment, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers, L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                  PROPOSAL 3

                    AMENDMENTS TO 1995 STOCK INCENTIVE PLAN

                            (Item 3 on Proxy Card)

   On October 5, 1999, the Company's Board of Directors (the "Board") adopted, subject to stockholder approval, certain amendments (the "Plan Amendments") to the Company's 1995 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to assist the Company and any subsidiary of the Company ("Subsidiary") in (i) attracting and retaining officers and other key management level employees of outstanding ability ("Key Employees" as defined in the Plan), (ii) attracting and retaining directors of the Company or a Subsidiary who are not officers or employees thereof ("Outside Directors"), and (iii) motivating Key Employees and Outside Directors to exercise their best efforts on behalf of the Company and its Subsidiaries.

  The Plan Amendments include the following:

     1) increase of the aggregate number of shares of Common Stock which may be subject to Awards under such Plan from 750,000 to 1,300,000.

     2) increase of the number of shares of Common Stock subject to an Option which a participant may receive in any year from 40,000 to 150,000.

     3) with respect to Options granted to each nonemployee director, (a) commencing with grants following the close of the fiscal year ending June 30, 2000, increase of the number of Options granted each year (subject to the stated performance criteria) from 2,000 to 5,000 and
         (b) commencing with grants following the close of the fiscal year ended June 30, 1999, provide that if a individual has served as a director for a portion, but not all, of the fiscal year then ended, such individual will receive an Option grant pro rata based on the portion of the fiscal year that he did serve.

  The following is a description of the Plan. Such description is intended merely as a summary of its principal features and is qualified in its entirety by reference to the Plan.

  Under the Plan, currently 750,000 shares of Common Stock are reserved (subject to adjustment to reflect stock dividends, stock splits, share combinations, and similar changes in the capitalization of the Company) for the granting of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options"), stock appreciation rights ("SARs"), restricted stock ("Restricted Stock") and unrestricted stock ("Unrestricted Stock") (collectively, the "Awards"). If the Plan Amendments are adopted, the number of shares of Common Stock reserved for Awards under the Plan will increase to 1,300,000. As of September 15, 1999, there were outstanding Options under the Plan to purchase an aggregate of 621,557 shares, which Options were held by 57 Key Employees and Outside Directors.

  There are approximately 200 Key Employees and six Outside Directors eligible to participate in the Plan. Key Employees are eligible to receive any type of Award, while Outside Directors are only eligible to receive NQSOs.

  Currently, no Key Employee may receive Options for more than 40,000 shares of Common Stock during any calendar year. If the Plan Amendments are adopted, such restriction will be changed to prohibit any Key Employee from receiving Options for more than 150,000 shares of Common Stock during any calendar year.

  Currently, as of the date 90 days following the close of each fiscal year of the Company, each individual serving as an Outside Director is granted an NQSO to purchase 2,000 shares of Common Stock, if the individual served as a director for the entire previous fiscal year and the Company's pre-tax income for such fiscal year increased at least 20% from the prior fiscal year. If the Plan Amendments are adopted, commencing with grants following the close of the fiscal year ending June 30, 2000, the number of Options granted each year upon satisfaction of the stated conditions will increase to 5,000. Further, commencing with grants following the close of the fiscal year ended June 30, 1999, if a individual has served as a director for only a portion of the fiscal year then ended, such individual will receive an Option grant pro rata based on the portion of the fiscal year that he did serve. Accordingly, if the Plan Amendments are adopted, Mr. Zobel, who joined the Board on September 19, 1998, will receive an NQSO to purchase 1,561 shares of Common Stock and Mr. Walton, who joined the Board on November 19, 1998, will receive an NQSO to purchase 1,227 shares of Common Stock. Such option grants would be effective immediately following stockholder approval.

  The Plan is administered by the Compensation Committee, which is currently comprised of Mr. Chambers (Chairman), Mr. Walton and Mr. Zobel. The Committee has full authority to interpret the Plan, to establish appropriate rules and regulations, to select Key Employees who will receive Awards under the Plan, to grant Awards on behalf of the Company, to set the dates and authorized terms of such Awards, and generally to administer the Plan. With respect to the eligibility of Outside Directors, the Plan is intended to be a "formula award" plan as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and, as such, the Committee does not have any discretionary authority with respect to the grant of NQSOs to Outside Directors.

  Options granted under the Plan to Key Employees shall have an exercise price of not less than fair market value of the Common Stock on the date of the grant and may not extend for more than ten years, subject to more stringent limitations in the case of ISOs granted to an optionee who is a 10% or greater stockholder. NQSOs granted under the Plan to Outside Directors have an exercise price equal to the fair market value of the shares of Common Stock on the date the Option is granted. NQSOs granted to Outside Directors have a term of ten years from the date of the grant. Options granted to Key Employees are exercisable in such installments as the Committee may determine, but not earlier than six months from the later of the date of the grant, except under specified circumstances. NQSOs granted to Outside Directors are exercisable commencing six months after the date of the grant. On September 15, 1999, the last reported sales price of the Company's Common Stock on The Nasdaq National Market System was $5.75.

  Any Option held by a Key Employee or Outside Director who dies while still performing services for the Company or a Subsidiary, or whose employment with the Company or a Subsidiary is terminated prior to the expiration date of such Option, will remain exercisable by the Key Employee or Outside Director, or his or her personal representative, for a period of time following the Key Employee's or Outside Director's termination of service or death as provided in the Plan and the applicable option agreement. Upon exercise of an Option, a Key Employee must pay the exercise price in cash, or, if the Committee shall so determine in its discretion, either in whole or in part by the delivery of Common Stock held by the Key Employee, subject to the limitations set forth in the Plan. The exercise price of an NQSO granted to an Outside Director must be paid in cash or its equivalent.

  ISOs are also subject to certain additional terms and conditions required by the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that the fair market value (determined as of the date of the option grant) of the Common Stock with respect to which ISOs are exercisable for the first time in any one year as to any optionee exceeds $100,000, such option shall be treated as a NQSO for tax purposes.

  In the Committee's discretion, a Key Employee granted an Option may also be granted the right in lieu of exercising all or a portion of an Option, to elect instead to receive an amount equal to the difference between the fair market value of all, or a specified number, of the shares of Common Stock subject to such Option on the date such right is exercised and the exercise price under such Option. Such right is referred to as a Stock Appreciation Right ("SAR"). This amount may be paid in cash or in Common Stock, or in a combination of cash and Common Stock as the Committee shall determine. Any SAR is exercisable only at a time when the Option to which it is related is exercisable. (More stringent rules apply if the Key Employee is a director or officer of the Company within the meaning of Section 16 of the Exchange Act and cash is being paid upon exercise of the SAR.) An SAR shall be granted in tandem with an Option and the Option-SAR shall be considered exercised when either the underlying Option or SAR is exercised. An SAR expires no later than the termination of the Option to which it relates and is transferable only if and when the underlying Option is transferable, and may be exercised only when the fair market value of the Common Stock subject to the Option exceeds the exercise price of the Option.

  The Committee, in its discretion, may make such Restricted Stock Awards under the Plan to Key Employees as it determines are warranted. Restricted Stock Awards may be subject to one or more vesting periods and any additional terms, conditions or restrictions as the Committee may deem advisable. If the Company issues certificates representing the Common Stock subject to the Restricted Stock Award in the name of the Key Employee, such Common Stock will bear a legend indicating their restrictions and the Key Employee shall execute a stock power to be held with the certificates by the Company. However, the Key Employee shall be entitled to receive dividends paid on such Common Stock, shall have the right to vote such Common Stock, and shall have all other stockholders' rights with respect to such Common Stock. The Committee shall specify in the Restricted Stock Award agreement the manner of determining the number of unvested shares of Common Stock which shall become vested in the Key Employee if his or her employment is terminated prior to the later of the expiration of the vesting period or the satisfaction of any conditions. Different vesting provisions may apply to a Key Employee's termination due to death or disability. Any remaining unvested shares of Common Stock shall be forfeited upon termination of employment unless the Committee determines otherwise.

  The Committee may grant Restricted Stock Awards under which the Key Employee shall not be required to make any payment or under which the Key Employee shall pay all (or any lesser amount than all) of the fair market value of the Common Stock determined as of the date of the grant.

  The Committee may make Unrestricted Stock Awards to Key Employees and each certificate for shares of unrestricted Common Stock shall be registered in the name of the Key Employee and be delivered to him or to her.

  Upon a change in control of the Company (as defined in the Plan), the Committee (as it is constituted on the day preceding the date of the change in control) may, in its discretion, accelerate the vesting and exercisability of outstanding Options and SARs granted to Key Employees and accelerate the vesting of Restricted Stock Awards granted to Key Employees. (Option Agreements and Restricted Stock Award Agreements may also provide for automatic vesting upon a Change of Control.) In the event of certain corporate reorganizations, each outstanding Award will be assumed by the surviving or successor corporation. However, the Committee may terminate all or a portion of the outstanding Options granted to Key Employees if it determines that such termination is in the best interests of the Company. In such case, the Key Employee will be given not less than seven days' notice prior to termination and, (assuming adoption of the Plan Amendments) if the Option is not exercised prior to the closing of such corporate transaction, the Company shall pay to the Key Employee an amount equal to the consideration paid, or to be paid, per share of Common Stock to holders of Common Stock in connection with such corporate transaction (as determined in good faith by the Committee) less the applicable exercise price of the Option.

  The Plan became effective on December 13, 1995, and terminates on December 13, 2005. The Plan Amendments became effective on October 5, 1999, subject to stockholder approval. The Board of Directors of the Company may amend, suspend or discontinue the Plan, except that without the approval of the stockholders:
(1) the class of persons eligible to receive Awards shall not be changed nor shall any other requirement as to eligibility for participation in the Plan be materially modified; (2) the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall not be increased (otherwise than in connection with certain changes in the capitalization of the Company); (3) the benefits accruing to individuals participating in the Plan shall not be materially increased; (4) the duration of the Plan shall not be extended; and (5) no amendment which would require stockholder approval pursuant to Treas Reg. (S)1.162-27(e)(4)(vi) may be made. However, no amendment to the Plan that would affect (1) the amount and price of the Common Stock subject to NQSOs to be granted to Outside Directors, (2) the timing of such grants to Outside Directors, or (3) the formula, if any, that determines the amount, price and timing of NQSO grants to Outside Directors, shall be made more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974 ("ERISA").

TAX TREATMENT

  If an option is treated as an ISO, the optionee will recognize no U.S. Federal taxable income upon grant of the ISO. Upon the exercise of an ISO, the optionee recognizes no taxable income provided the optionee was an employee of the Company during the entire period from the date of the grant of the ISO until three months before the date of exercise or in the case of an optionee whose employment terminates due to disability, until twelve months before the date of exercise. (Of course, in both of these situations, the ISO itself may provide a shorter exercise period after employment ceases.) Notwithstanding the preceding, the excess of the fair market value of the Common Stock over the exercise price, both determined at the time of exercise, generally will be included in the optionee's alternative minimum taxable income in the year of exercise.

  Upon an optionee's sale of the Common Stock (assuming that the sale occurs no sooner than two years after grant of the ISO and one year after exercise of the
ISO), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares of Common Stock prior to the expiration of the above holding period, the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the Common Stock at the exercise date or the sale price of the Common Stock. Any gain or loss recognized on such a disposition of the Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain or loss. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

  An optionee will not recognize any U.S. Federal taxable income at the time the optionee is granted an NQSO. However, upon exercise of the NQSO, the optionee will recognize ordinary income for Federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Common Stock over the exercise price. If the Company complies with the applicable income tax withholding or information reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon an optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares of Common Stock have been held for more than one year.

  Upon the grant of a SAR, the optionee recognizes no taxable income. Upon exercise of a SAR, the optionee recognizes ordinary income as of the date of exercise in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. An optionee exercising a SAR is subject to Federal income tax withholding on the income recognized as a result of the exercise of the SAR. The Company is entitled to a deduction (in the same year in which the grantee recognizes income) to the extent of the amount includible in the gross income of the optionee.

  Upon the making of a Restricted Stock Award, the grantee will recognize no taxable income unless the grantee files a "section 83(b) election" with the Internal Revenue Service within thirty days after the award. Upon payment of dividends with respect to unvested stock, the grantee will recognize ordinary income and the Company generally will be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount includible in the gross income of the grantee.

  Upon vesting of Common Stock in a grantee, the grantee will recognize ordinary income in an amount equal to the fair market value of such Common Stock on the date of vesting minus any purchase price paid for the restricted shares. The Company will generally be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount of ordinary income includible in the gross income of the grantee.

  Upon the making of an Unrestricted Stock Award or the making of a Restricted Stock Award with respect to which the grantee makes a section 83(b) election, the grantee will recognize ordinary income in an amount equal to the fair market value of such Common Stock on the date of the grant (determined without regard to any restrictions that will lapse) and the grantee is subject to Federal income tax withholding. The grantee's holding period for Common Stock begins on the day of the grant. When the grantee disposes of such Common Stock, he/she will recognize a long-term or short term capital gain (or loss) under Code rules which govern stock dispositions, assuming that the Common Stock is held by the grantee as capital assets. The Company will generally be entitled to a deduction (in the same year in which the grantee recognizes income) equal to the amount of ordinary income includible in the gross income of the grantee.

  Different rules for measuring ordinary income may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

  The foregoing does not purport to be a complete summary of the effect of Federal income taxation upon holders of Options, SARs, Restricted Stock or Unrestricted Stock or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country.

          THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN HAS BEEN AN IMPORTANT TOOL FOR THE COMPANY IN ITS EFFORTS TO ATTRACT AND RETAIN TALENTED EMPLOYEES AND OUTSIDE DIRECTORS AND THAT THE PLAN AMENDMENTS ARE IMPORTANT TO ALLOW THE COMPANY TO REMAIN COMPETITIVE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Company's Compensation Committee is comprised of three outside directors of the Company, currently Messrs. Chambers (Chairman), Walton and Zobel. At least annually, the Compensation Committee reviews the compensation levels of the Company's executive officers and certain other key employees and makes recommendations to the Board of Directors regarding compensation of such persons. In general, the Compensation Committee endeavors to base the compensation of the executive officers on individual performance, performance against established financial goals based on the Company's strategic plan, and comparative compensation paid to executives of direct competitors and of non-financial service companies.

  The Compensation Committee's review of compensation, other than that of the Chairman and Chief Executive Officer, is based on the recommendations of the Company's internal compensation committee, which consists of A.J. Clegg (Chairman) and John R. Frock (Executive Vice President). Executive officers' compensation generally consists of base salary (which comprises a significant portion of total compensation), bonus (which is based on the Company's performance and/or specific goals), fringe benefits and stock options. All executive officers are reviewed annually for performance. Salary changes have been effective in March; due to the change in the Company's fiscal year, commencing in October 1999, salary changes will be effective in October. Bonuses are distributed after the results of the audit of the financial statements have been verified.

  In 1995, Towers and Perrin conducted a compensation survey for the Company. Each year since 1995, the Compensation Committee has utilized the Towers and Perrin survey, together with inflation data and other current compensation data for executives of direct competitors to establish appropriate salary ranges for the Company's executive positions. The Compensation Committee has established actual salaries and other compensation within these salary ranges, based on subjective evaluations of the executive's and the Company's performance both during the current year and over time.

  In Fiscal 1999, the Company engaged William M. Mercer, Inc. ("Mercer") to perform an updated compensation survey for the Company's executive positions.
In assessing the competitiveness of compensation for the Company's executives, Mercer referenced compensation data for organizations of similar size in the private education and professional / business services industries. Also, Mercer met with the Company's executive management to learn about the Company's executives' responsibilities. The Compensation Committee will first use the Mercer survey for October 1999 salary adjustments.

  The Chairman and Chief Executive Officer's compensation commencing in March 1999 included an annual base salary of $278,000, a bonus plan tied to the Company's net income as compared to the annual plan submitted to and approved by the Board of Directors in December 1998 and customary fringe benefits. Mr. Clegg's salary reflected a $20,000 increase over the prior year. The increase was based on the Compensation Committee's subjective evaluation of the Company's performance.

  In Fiscal 1999, bonuses for all executive officers were based on the Company's performance as compared to the Company's Business Plan. The Chairman's bonus was based on attaining the net income objective. The Company did not achieve its financial goals for the year, and no bonuses were paid to executives officers.

                                                Compensation Committee

                                                Mr. Edward Chambers
                                                Mr. William Walton
                                                Mr. Robert Zobel

COMPENSATION TABLES

  The following tables contain compensation data for the Chief Executive Officer and the Company's four other most highly compensated executive officers (based on total annual salary and bonus for the fiscal year ended June 30, 1999).
(Note that the Fiscal Year 1998 consisted of only six months.)

SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                          ANNUAL COMPENSATION       COMPENSATION AWARDS
                                       ---------------------------------------------------
                                                         OTHER                  SECURITIES     ALL OTHER
                                                         ANNUAL     RESTRICTED  UNDERLYING     COMPEN-
NAME AND                     FISCAL                      COMPEN-    STOCK       OPTIONS/       SATION/3/
PRINCIPAL POSITION           YEAR/1/   SALARY    BONUS   SATION/2/  AWARDS      SARS
---------------------------------------------------------------------------------------------------------
A.J. CLEGG                     1999    $263,769     $0         -            0    40,000            $6,311
Chairman, President and        1998     125,887      0         -            0    20,000             1,645
Chief Executive Officer        1997     231,778      0         -            0    40,000             3,217
                               1996     208,465      0         -            0         0             3,332
---------------------------------------------------------------------------------------------------------

WILLIAM E. BAILEY /4/          1999    $112,307     $0         -            0    30,000            $  573
Chief Financial Officer;       1998      46,538      0         -            0    25,000               277
Executive Vice President
---------------------------------------------------------------------------------------------------------

B. ROBIN EGLIN                 1999    $120,976     $0    $14,815           0    40,000            $2,488
Executive Vice President -     1998      57,699      0      7,357           0    13,900               550
Nobel Learning Solutions       1997     108,106      0     13,988           0    20,000             1,067
                               1996     101,018      0     13,841           0         0             1,086
---------------------------------------------------------------------------------------------------------

JOHN R. FROCK                  1999    $129,156     $0    $15,017           0    40,000            $3,754
Executive Vice President -     1998      62,348      0      7,168           0    12,682             1,153
Corporate Development          1997     119,530      0     13,690           0    40,000             1,645
                               1996     112,119      0     13,560         /5/         0             1,587
---------------------------------------------------------------------------------------------------------

BARRY S. SWIRSKY               1999    $107,423     $0    $12,793           0    27,825            $1,926
General Counsel                1998      51,636      0      5,858           0    12,175               342
                               1997      98,950      0          -           0    15,000               632
                               1996      93,250      0          -           0         0               160
---------------------------------------------------------------------------------------------------------

(1) The 1998 fiscal year consisted of the six months ended June 30, 1998.

(2) The amounts reported for B. Robin Eglin consist of $7,800, $3,900, $7,800 and $7,800 for automobile expenses in fiscal 1999, 1998, 1997 and 1996, respectively, and $7,015, $6,188, $6,041 and $4,530 for health insurance in 1999, 1998, 1997 and 1996, respectively. The amounts reported for John R. Frock consist of $7,800, $3,900, $7,800 and $7,800 for automobile expenses in fiscal 1999, 1998, 1997 and 1996, respectively, and $7,217,

    $3,268, $5,890 and $5,760 for health insurance in fiscal 1999, 1998, 1997 and 1996, respectively. The amounts reported for Mr. Swirsky in fiscal 1999 consist of $6,000 for automobile expenses and $6,793 for health insurance and in fiscal 1998 consist of $2,000 for automobile expenses and $3,858 for health insurance. Perquisites and other personal benefits for Mr. Clegg and Mr. Bailey in all years and for Mr. Swirsky in 1997 and 1996 did not exceed 10% of the executive officer's salary and bonus, and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(3) Other compensation in fiscal 1999 consisted of:

       ----------------------------------------------------------------
       Executive            Life Insurance     Employer matching 401(k)
                                               plan contributions
       ----------------------------------------------------------------
       A.J. Clegg                   $2,038                    $4,273
       ----------------------------------------------------------------
       William E. Bailey            $  573                        --
       ----------------------------------------------------------------
       B. Robin Eglin               $  488                    $2,000
       ----------------------------------------------------------------
       John R. Frock                $1,645                    $2,109
       ----------------------------------------------------------------
       Barry S. Swirsky             $  160                    $1,766
       ----------------------------------------------------------------

(4) William Bailey joined the Company in January 1998.

(5) The Company made a Restricted Stock Award to Mr. Frock under the 1995 Stock Incentive Plan of 25,000 shares of Common Stock on March 19, 1996. However, these shares were never issued, and the Company and Mr. Frock subsequently agreed to the cancellation of such award.

OPTIONS/STOCK APPRECIATION RIGHTS GRANTED IN FISCAL 1999


                                                                                     POTENTIAL REALIZED VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR OPTION
                                               INDIVIDUAL GRANTS                         TERM (10 YRS) /1/
                              -----------------------------------------------------------------------------------
                              NUMBER OF
                              SECURITIES      % OF TOTAL
                              UNDERLYING      OPTIONS/ SARS    EXERCISE                 AT 0%     AT 5%    AT 10%
                              OPTION/         GRANTED TO ALL   OR BASE                  ANNUAL    ANNUAL   ANNUAL
                              SARS            EMPLOYEES IN F   PRICE PER   EXPIRATION   GROWTH    GROWTH   GROWTH
NAME OF EXECUTIVE             GRANTED/ 2/     1999 /3/         SHARE       DATE         RATE      RATE     RATE
-----------------------------------------------------------------------------------------------------------------
A. J. Clegg                        40,000           10.14%      $4.6875      4/9/09       $0  $117,918  $298,827

William E. Bailey                  30,000            7.61%      $4.6875      4/9/09       $0  $ 88,438  $224,120

B. Robin Eglin                     40,000           10.14%      $4.6875      4/9/09       $0  $117,918  $298,827

John R. Frock                      40,000           10.14%      $4.6875      4/9/09       $0  $117,918  $298,827

Barry S. Swirsky                   27,825            7.06%      $4.6875      4/9/09       $0  $ 82,027  $207,871


(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to three years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of the Company's Common Stock.

(2) Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.

(3) During Fiscal 1999, the Company granted to employees options to purchase an aggregate of 394,325 shares of Common Stock.

AGGREGATED OPTION/STOCK APPRECIATION RIGHTS EXERCISED IN FISCAL 1999 AND VALUE OF OPTIONS AT JUNE 30, 1999


                                                                                           VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                            EXERCISED IN FISCAL 1999      OPTIONS AT JUNE 30, 1999             JUNE 30, 1999
                            --------------------------------------------------------------------------------------
                               SHARES
                             ACQUIRED ON    VALUE
NAME OF EXECUTIVE              EXERCISE    REALIZED   EXERCISABLE    UNEXERCISEABLE    EXERCISABLE  UNEXERCISEABLE
------------------------------------------------------------------------------------------------------------------
A. J. Clegg                             0          0       78,333              66,667           $0         $12,500

William E. Bailey                       0          0       10,000              45,000           $0         $ 9,375

B. Robin Eglin                          0          0       20,967              55,933           $0         $12,500

John R. Frock                           0          0       30,894              61,788           $0         $12,500

Barry S. Swirsky                        0          0       19,058              40,942           $0         $ 8,695
------------------------------------------------------------------------------------------------------------------

None of the above named executive officers held any stock appreciation rights at June 30, 1999.

EXECUTIVE SEVERANCE PLAN

  In March 1997, the Company adopted an Executive Severance Pay Plan (the "Severance Pay Plan"). The Severance Pay Plan covers each of the five executive officers named in the table on page 20, as well as certain other officers and key executives of the Company, and persons who succeed to the positions held by such executives and such other additional employees or positions as determined by written resolution of the Board from time to time (collectively, the "Eligible Executives"). Under the Severance Pay Plan, if the employment of an Eligible Executive with the Company terminates following a Change in Control (as defined in the Severance Pay Plan) of the Company, under specified circumstances, the Eligible Executive will be entitled to receive the severance benefit specified in the Severance Pay Plan. The amount payable to an Eligible Executive would equal (a) the Eligible Executive's salary for a period of months equal to six plus the number of years of service of the Eligible Executive as of the date of termination (or two times the number of years of service, if he or she has completed at least three years of service as of the termination date), subject to a maximum of 18 months' pay, plus (b) the bonus which would have been payable to the Eligible Executive for the year in which employment was terminated pro rated based on the number of months of employment in the year of termination.

EMPLOYMENT AGREEMENT WITH EXECUTIVE OFFICER

  In October 1999, the Company executed an employment agreement with William E. Bailey for the three year period beginning on the commencement of his employment in January 1998. Mr. Bailey's base salary ($118,000 as of March 1999) is reviewed annually, but any adjustment is in the Company's sole discretion. Mr. Bailey is eligible to receive an annual bonus to be determined in the Company's sole discretion of the Company. Pursuant to his offer letter, on his first day of employment, the Company granted Mr. Bailey options to purchase 25,000 shares of the Company's common stock, vesting over a three year period (10,000 after each of one and two years and 5,000 in the third year). The Company also agreed to provide Mr. Bailey with a $6,000 per year car allowance, term life insurance in the amount of his base salary plus $10,000 for his benefit and other benefits provided to the Company's senior executives. Further, the Company paid Mr. Bailey $10,000 to reimburse him for relocation expenses, and the Company will pay him an additional $15,000 for relocation expense if he sells his former home.

AGREEMENT WITH EXECUTIVE OFFICER

  The Company and John R. Frock are parties to a Noncompete Agreement which provides that the Company will make a payment to Mr. Frock of $255,000 following his termination for any reason if, within 30 days of his termination date, Mr. Frock delivers a letter to the Company agreeing not to engage in specified activities in competition with the Company for four years. The Company and Mr. Frock are also parties to a Contingent Severance Agreement which provides that if Mr. Frock's employment is terminated because (i) the Company terminates Mr. Frock's employment without Cause (as defined in the agreement) or (ii) Mr. Frock resigns following a Change in Control (as defined in the agreement), within 20 days following the date of termination, the Company must make a severance payment to Mr. Frock in such amount. The Company will not under any circumstance be required to make a payment to Mr. Frock under both the Noncompete Agreement and the Contingent Severance Agreement.

                               STOCK PERFORMANCE

  The following line graphs compares the cumulative total stockholder return on the Company's Common Stock with the total return of the Nasdaq Stock Market (U.S. Companies) and indexes of peer group companies for the period June 30, 1994 through June 30, 1999 as calculated by the Center for Research in Security Prices. The graphs assume that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1994 and that all dividends paid by the companies included in the indexes were reinvested. The Company has changed the composition of its peer group, because several of the companies in the original peer group are no longer public companies, having been acquired by private entities.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

GRAPH 1 - ORIGINAL PEER GROUP

                             [GRAPH APPEARS HERE]

                                    6/94    6/95   6/96   6/97   6/98   6/99

Nobel Learning Communities, Inc.    100.0  161.1  311.1  188.9  200.0  111.1

Nasdaq Stock Market                 100.0  133.5  171.4  208.4  274.4  393.6
(U.S. Companies)
Self-Determined Peer Group          100.0  128.5  228.7  279.0  399.3  354.6

The self determined peer group includes: Children's Discovery Centers of America, Inc.; ITT Educational Services, Inc.; La Petite Academy, Inc.; Youth Services International, Inc., DeVry Inc.; Kindercare Learning Centers, Inc.; and Sylvan Learning Systems, Inc.

Notes:

  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization of the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100 at 6/30/94.

GRAPH 2 - NEW PEER GROUP

                             [GRAPH APPEARS HERE]

                                    6/94   6/95   6/96   6/97   6/98   6/99

Nobel Learning Communities, Inc.    100.0  161.1  311.1  188.9  200.0  111.1

Nasdaq Stock Market                 100.0  133.5  171.4  208.4  274.4  393.6
(U.S. Companies)
Self-Determined Peer Group          100.0  140.7  267.2  337.9  499.9  440.9

The self determined peer group includes: Bright Horizons Family Solutions, Inc.; Childtime Learning Centers, Inc.; DeVry Inc.; ITT Educational Services, Inc.; Sylvan Learning Systems, Inc. and Tesseract Group Inc.

Notes:

  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization of the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100 at 6/30/94.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file. To the Company's knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company and written representations as to all transactions in the Company's securities effected during the period from July 1, 1998 through June 30, 1999, all applicable Section 16(a) filing requirements were complied with, except for filings with respect to stock options granted in April 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In July 1998, the Company issued a $10,000,000 10% senior subordinated note to Allied Capital Corporation, of which William L. Walton, a director of the Company, is President, Chairman and Chief Executive Officer. Payments on the senior subordinated note are subordinate to the Company's senior bank debt. In connection with the financing transaction, the Company also issued to Allied Capital Corporation warrants to acquire 531,255 shares of the Company's common stock and granted to Allied Capital Corporation certain rights to require the Company to register the shares of Common Stock issuable upon exercise of the warrants under the Securities Act of 1933.

  In July 1999, the Company sold its nine preschools located in Indiana to Children's Discovery Centers of America, Inc. (CDC) for a sale price of $575,000. At the closing, CDC assumed all obligations of the Company under the leases for the premises at which the preschools were located. CDC is controlled by KU Learning, L.L.C., which controls a significant percentage of the Company's common stock. See "Security Ownership - Common Stock." The purchase price was negotiated by arms-length negotiation between the parties.

          The Company loaned to Daryl Dixon, the Company's President and Chief Operating Officer, the sum of $90,000 upon the commencement of his employment (to repay a loan with his prior employer). The loan accrues interest at a rate of 8% per annum. Each month during Mr. Dixon's employment, the Company will forgive 1/36 of the principal amount and associated interest of this loan.

                              GENERAL INFORMATION

   Stockholders who wish to obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as filed with the Securities and Exchange Commission, may do so by writing or calling Yvonne DeAngelo, Vice President - Finance and Administration and Secretary, Nobel Learning Communities, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Suite 3055, Media, Pennsylvania 19063, telephone (610) 891-8200 or by sending an electronic mail message to nobel@educating.com.



                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual of Meeting of Stockholders must be received by the Company no later than June 12, 2000 and be otherwise in compliance with applicable laws and regulations in order for such proposals to be included in the Proxy Statement. In addition, the Company's Certificate of Incorporation requires that any stockholder who wishes to make a nomination for the office of director or to initiate a proposal or other business at the 2000 Annual Meeting must give the Company advance notice by September 4, 2000 (or, if the date of the 2000 Annual Meeting is before October 29, 2000 or after December 8, 2000, by the date ten days following the date that the Company first mails to stockholders the Company's notice of the meeting), and that notice must meet certain other requirements set forth in the Company's Certificate of Incorporation.


By Order of the Board of Directors

Yvonne DeAngelo
Vice President - Finance and Administration and Secretary

October 7, 1999

                                     PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        NOBEL LEARNING COMMUNITIES, INC.

  The undersigned hereby appoints A.J. Clegg, Yvonne DeAngelo and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on September 24, 1999, at the 1999 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the "Company") on November 18, 1999, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

1. Election of three directors to serve for a three year term (until the Annual Meeting of Stockholders in the year 2002)

   [_] FOR all nominees listed below                 [_] WITHHOLD AUTHORITY to vote for
       (except as marked to the contrary below):         all nominees listed below

                Edward Chambers   A. J. Clegg   Peter H. Havens

 INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

          ---------------------------------------------------------------------

2. Ratification of the selection of PricewaterhouseCoopers L.L.P. as the Company's independent auditors for fiscal year 2000.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                                     (OVER)

3. Approval of amendments to the Company's 1995 Stock Incentive Plan (a) to increase the number of awards which can be made thereunder, (b) to increase the number of shares subject to an Option which a participant may receive in any year and (c) to increase the number of shares subject to Options which is granted annually to each nonemployee director and to modify the conditions to such grant.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE, "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS L.L.P AS AUDITORS FOR THE COMPANY'S 2000 FISCAL YEAR, AND "FOR" THE PROPOSAL TO AMEND THE COMPANY'S 1995 STOCK INCENTIVE PLAN.

                                        Date: __________________________ , 1999

                                        ---------------------------------------

                                        ---------------------------------------

                                        Your name should appear exactly as
                                        your name appears in the space at the
                                        left. For joint accounts, any co-owner
                                        may sign. When signing in a fiduciary
                                        or representative capacity, please
                                        give your full title as such. If a
                                        corporation or partnership, sign in
                                        full corporate or partnership name by
                                        authorized officer or partner.

--------------------------------------------------------------------------------
 PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
--------------------------------------------------------------------------------